Exhibit 5.1

TEL AVIV	ZURICH	WWW.GOLDFARB.COM
Ampa Tower, 98 Yigal Alon St.	14 Mittelstrasse
Tel Aviv 6789141, Israel	Zurich 8008, Switzerland
Tel +972 (3) 608-9999	Tel +41 (44) 818 08 00
Fax +972 (3) 608-9909	Fax +41 (44) 818 08 01

August 17, 2022

Pagaya Technologies Ltd. Azrieli Sarona Bldg, 54th Floor 121 Derech Menachem Begin Tel-Aviv 6701203, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Pagaya Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-1 of the Company (the “Registration Statement”) being filed on or about the date hereof with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), registering the offer and sale, from time to time, of up to 40,139,607 Class A Ordinary Shares of the Company, no par value (the “Class A Ordinary Shares”), by the selling securityholder named in the Registration Statement (the “Selling Securityholder”) consisting of (i) 46,536 Class A Ordinary Shares (the “Initial Commitment Shares”) issued by the Company to the Selling Securityholder pursuant to that Ordinary Shares Purchase Agreement, dated August 17, 2022, by and between the Company and the Selling Securityholder (the “Purchase Agreement”), (ii) up to an additional 93,071 Class A Ordinary Shares (the “Additional Commitment Shares”) issuable by the Company to the Selling Securityholder pursuant to the Purchase Agreement and (iii) up to 40,000,000 Class A Ordinary Shares (the “Purchase Shares”) issuable by the Company to the Selling Securityholder in accordance with the Purchase Agreement, as described in the prospectus that is a part of the Registration Statement (the “Prospectus”).

This opinion is being rendered pursuant to Item 8(a) of Form F-1 promulgated under the Securities Act and Item 601 of Regulation S-K promulgated by the Commission, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Initial Commitment Shares, the Additional Commitment Shares and the Purchase Shares.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement filed by the Company with the Commission and to which this opinion is attached as an exhibit; (ii) the Amended and Restated Articles of Association of the Company, as currently in effect; (iii) the Purchase Agreement; (iv) resolutions of the board of directors of the Company which relate to the Registration Statement and to the consummation of the transactions contemplated by the Purchase Agreement, and other actions to be taken in connection therewith; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion set forth below that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Initial Commitment Shares being registered under the Registration Statement are validly issued, fully paid and non-assessable, (ii) the Additional Commitment Shares being registered under the Registration Statement have been duly authorized and, if and when issued and delivered by the Company pursuant to the terms of the Purchase Agreement, in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable, and (iii) the Purchase Shares being registered under the Registration Statement have been duly authorized and, if and when issued and sold by the Company and delivered by the Company against receipt of payment therefor pursuant to the terms of the Purchase Agreement, in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel.

The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinions expressed herein resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention. We express no opinion other than as expressly set forth herein, and no opinion is implied or may be inferred beyond that expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the sections entitled “Legal Matters” and “Enforceability of Civil Liabilities” in the Registration Statement and in the prospectus that forms a part thereof. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

Sincerely,
/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.